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                                                                Exhibit 3(ii)(b)

                         R.R. DONNELLEY & SONS COMPANY
                             AMENDMENT TO BY-LAWS
                           ADOPTED JANUARY 25, 1996



RESOLVED, that Sections 3.12 and 3.15 of the Company's By-Laws be and hereby are amended, effective immediately, to substitute "Human Resources Committee" for the term "Compensation Committee" wherever it appears in the aforesaid Sections; and

RESOLVED, that Sections 3.14 and 3.15 of the Company's By-Laws be and hereby are amended, effective immediately, to substitute "Nominating and Governance Committee" for the term "Nominating Committee" wherever it appears in the aforesaid Sections.